SECOND AMENDMENT TO AGREEMENT REGARDING THE ASSIGNMENT OF CERTAIN MAINTENANCE AGREEMENTS

This SECOND AMENDMENT effective as of May 1, 2024 by and between Tecogen Inc., a Delaware corporation ("Tecogen"), and Aegis Energy Services LLC, a Delaware limited liability company ("Aegis"), amends the AGREEMENT REGARDING THE ASSIGNMENT OF CERTAIN MAINTENANCE AGREEMENTS dated as of March 15, 2023, as amended as of January 1, 2024 (the "Agreement"). Tecogen and Aegis are referred to herein collectively as the "Parties."

WHEREAS, the Parties wish to amend the Agreement to provide for the assignment by Aegis and the assumption by Tecogen of additional Maintenance Agreements.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Agreement is hereby amended to provide that effective as of May 1, 2024 (the "Tranche 3 Effective Date") Aegis hereby assigns and Tecogen hereby assumes maintenance services agreements for an additional thirty-one (31) cogeneration units (the "Tranche 3 Maintenance Agreements"), which agreements have been delivered to Tecogen and are identified in Section 2.01(a) of the Disclosure Schedule dated as of the date hereof delivered by Aegis to Tecogen (the "Disclosure Schedule"). Aegis shall be responsible for, or shall reimburse Tecogen for, all required repairs covered by Aegis warranties on the cogeneration units referred to in the preceding sentence.

2. Exhibit A to the Agreement is hereby amended to read in its entirety as set forth on Exhibit A attached hereto effective as of the Tranche 3 Effective Date.

3. Aegis shall exercise commercially reasonable efforts to support and assist Tecogen to enter into maintenance agreements on terms and conditions acceptable to Tecogen regarding maintenance services for the cogeneration units at the locations identified in Section 2.01(b) of the Disclosure Schedule. Aegis shall not enter into maintenance agreements with respect to such cogeneration units.

4. The representations and warranties set forth in the Agreement are restated in their entirety as of the Effective Date, solely with respect to the Tranche 3 Maintenance Agreements. For avoidance of doubt, Aegis makes no further representations and warranties regarding the maintenance agreements assigned to Tecogen pursuant to the Agreement.

5. Notwithstanding anything to the contrary in Section 6.01, the representations and warranties of Aegis contained in Article III pertaining to the Tranche 3 Maintenance Agreements shall survive the Tranche 3 Closing (as defined in the Tranche 3 Assignment and Assumption Agreement) and shall terminate on the date which is twelve (12) months after the Tranche 3 Closing Date.

6. Aegis hereby grants Tecogen as of the Tranche 3 Effective Date a fully paid up, nonexclusive, irrevocable, and non-transferrable license to use all intellectual property, including all software incorporated into the cogeneration units subject to this Second Amendment, which is used in connection with the operation and maintenance of the cogeneration units. Aegis represents and warrants that the intellectual property referred to in the preceding sentence does not violate, and is not subject to, any rights of any third party, including any infringement claim or license or royalty obligation.

7. The notice address for Tecogen Inc. in Section 8.03 of the Agreement is hereby modified to include the following address:

Notices to Tecogen:

Tecogen Inc.
76 Treble Cove Road
Building 1
North Billerica, MA 01862
Attn: Abinand Rangesh, CEO
Telephone: (781) 466-6487

8. Except as specifically amended hereby, the Agreement is ratified and confirmed in all respects and remains in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

AEGIS ENERGY SERVICES LLC

DocuSigned by:
By: [signature]
D246DA1002AF494...
Name: Robinson Kirby
Title: CEO
April 30, 2024

TECOGEN INC.

DocuSigned by:
By: Abinand Rangesh
F66E26171F34498...
Name: Abinand Rangesh
Title: CEO
April 30, 2024

EXHIBIT A

Post-Closing Consideration

The Post-Closing Consideration shall be payable in the amounts and with respect to the periods set forth below based on collections by Tecogen following the Closing pursuant to the Maintenance Agreements (including Maintenance Agreements transferred pursuant to the First Amendment and Second Amendment) through the earlier of (i) the expiration or termination of the relevant Maintenance Agreement, or (ii) the seventh (7th) anniversary of the applicable Closing Date (i.e., the maintenance agreements transferred pursuant to this Second Amendment shall be subject to the Post Closing Consideration for up to seven years after the Tranche 3 Closing Date). Tecogen shall exercise commercially reasonable efforts to collect amounts due from the customers under the Maintenance Agreements.

Tecogen shall pay to Aegis within forty-five (45) days following the end of each calendar quarter as described above an amount equal to the applicable percentage in the table below of the aggregate amount collected by Tecogen (or its representatives) for maintenance services provided by Tecogen pursuant to the Maintenance Agreements during the relevant quarter as set forth in the table below. During any short period from the Closing Date through the end of the first quarterly quarter, the amount payable hereunder shall be based on a pro-rated portion of the applicable quarterly revenue threshold.

Period	Q2 – Q4 2024		2025		2026 and after	
Quarterly Revenue	<	≥	<	≥	<	≥
	$920,021		$943,949		$968,596	
Applicable %	5%	7%	7.5%	9%	10%	10%

Tecogen shall provide Aegis with relevant information and documentation relating to the run hours from the Closing Date through the relevant measurement date described above for the cogeneration equipment covered by the Maintenance Agreements, together with the related billing information and documentation and history of collections.

If a customer fails to pay the amounts due to Tecogen for services provided pursuant to a Maintenance Agreement within ninety (90) days of the date such amounts are due, Tecogen shall be permitted to offset such overdue amounts against the amounts payable to Aegis until such amounts are received by Tecogen.

Tecogen and Aegis will each notify the other if particular customers fail to pay the amounts due for services provided pursuant to a Maintenance Agreement, and following such consultation with Aegis, Tecogen shall have the right to (i) terminate services to customers with overdue unpaid invoices for services, and (ii) pursue collection of such unpaid invoices.